As filed with the Securities and Exchange Commission on January 10, 2014

Registration No. 333-191020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIGNATURE GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-3783818
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15303 Ventura Boulevard, Suite 1600

Sherman Oaks, CA 91403

(805) 435-1255

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Chris Manderson

Executive Vice President & General Counsel

Signature Group Holdings, Inc.

15303 Ventura Boulevard, Suite 1600

Sherman Oaks, CA 91403

(805) 435-1255

(Name, address, including ZIP code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Murray A. Indick, Esq.

Kelly G. Howard, Esq.

Crowell & Moring LLP

275 Battery St., 23rd Floor

San Francisco, CA 94111

(415) 986-2800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c) may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to this Registration Statement on Form S-3 (File No. 333-191020) (the “Registration Statement”), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Signature Group Holdings, Inc., a Delaware corporation (“Signature Delaware” or the “Successor Registrant”), which is the successor to Signature Group Holdings, Inc., a Nevada corporation (“Signature Nevada”), following a statutory merger effective on January 2, 2014 (the “Merger”) effected for the purpose of changing Signature Nevada’s state of incorporation to Delaware (the “Reincorporation”). Signature Delaware was a wholly owned subsidiary of Signature Nevada that was formed for purposes of the Reincorporation. In the Merger, Signature Nevada merged with and into SGH Merger Sub LLC, a newly formed wholly owned limited liability company subsidiary of Signature Delaware (“SGGH, LLC”), which continued as the surviving company and as a wholly owned subsidiary of Signature Delaware and the name of which was changed to SGGH, LLC.

In connection with the Merger, each outstanding share of common stock of Signature Nevada (other than shares held by stockholders that properly exercise dissenters’ rights) was automatically converted into one share of common stock of Signature Delaware. Signature Delaware assumed the 2006 Performance Incentive Plan of Signature Nevada, and all options to purchase common stock and all restricted stock awards outstanding under such plan, based on the same 1:1 exchange ratio.

Immediately prior to the Reincorporation, neither Signature Delaware nor SGGH, LLC had any assets or liabilities other than nominal assets or liabilities. The Reincorporation was approved by the stockholders of Signature Nevada at a special meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to Rule 414(d) promulgated under the Securities Act, the Successor Registrant hereby adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act. The Successor Registrant hereby amends and restates the Registration Statement to the extent set forth below.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-732-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.signaturegroupholdings.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report or performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 1, 2013, as amended by Amendment No. 1 thereto, filed with the SEC on April 30, 2013.

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on May 15, 2013, August 12, 2013, and November 12, 2013, respectively.

•	Our Definitive Revised Proxy Statement on Schedule 14A, filed with the SEC on June 10, 2013.

•	Our Current Reports on Form 8-K, filed with the SEC on April 17, 2013, May 1, 2013, May 10, 2013, June 5, 2013, June 24, 2013, July 18, 2013, October 15, 2013, November 15, 2013 and January 2, 2014.

•	The description of the rights agreement, contained in Signature Nevada’s Registration Statement on Form 8-A, filed with the SEC on October 24, 2007, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

SIGNATURE GROUP HOLDINGS, INC.

15303 VENTURA BOULEVARD, SUITE 1600

SHERMAN OAKS, CALIFORNIA 91403

TELEPHONE: (805) 435-1255

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

Signature Group Holdings, Inc., or the Company, is a holding company that owns all of the outstanding interests of SGGH, LLC. The Company and SGGH, LLC were formed for the purposes of completing the reincorporation of Signature Group Holdings, Inc., a Nevada corporation, or Signature Nevada, into Delaware (the “Reincorporation”). In connection with the reincorporation, Signature Nevada merged with and into SGGH, LLC, with SGGH, LLC continuing as the surviving entity and as a wholly owned subsidiary of the Company. In connection with the Reincorporation, each outstanding share of common stock of Signature Nevada (other than shares held by stockholders that properly exercise dissenters’ rights) was automatically converted into one share of common stock of the Company.

Signature Nevada was an enterprise that was incorporated as Fremont General Corporation (“Fremont”) in 1972. On June 11, 2010 (the “Effective Date”), Fremont completed a plan of reorganization (the “Plan of Reorganization”) and emerged from Chapter 11 bankruptcy proceedings with (i) the present name, (ii) nine new board members and a new management team, (iii) a substantial amount of NOLs, which, as of December 31, 2012, included federal and California NOLs of $887.3 million and $976.9 million, respectively, and (iv) publicly traded common stock.

After the Effective Date, Signature Nevada was repositioned through the divestiture of non-core legacy assets, becoming a timely filer with the SEC, settling and resolving a substantial number of legacy legal actions, making select investments through Signature Special Situations and acquiring North American Breaker Co., LLC (“NABCO” or “Industrial Supply”) on July 29, 2011, its wholly owned specialty industrial supply company.

Following the Reincorporation, management and the board of directors (the “Board”) of the Company expect to grow the Company through acquisitions, as well as through organic efforts within existing operations.

SGGH, LLC operates through two principal operating segments: Industrial Supply and Signature Special Situations.

Industrial Supply. Industrial Supply, headquartered in Burbank, California, is one of the largest independent suppliers of circuit breakers in the country. Industrial Supply focuses on the replacement circuit breaker market, particularly for commercial and industrial circuit breakers, where replacement time is extremely important, but it also supplies residential circuit breakers. Industrial supply operates from nine warehouse locations across North America, which enables it to improve customer delivery times, a key attribute of its service-oriented model. Industrial Supply’s assets are primarily comprised of inventory, accounts receivable and intangible assets, and its liabilities are primarily comprised of trade payables, a line of credit and long-term debt.

Signature Special Situations. Signature Special Situations selectively acquires sub-performing and nonperforming commercial and industrial loans, leases and mortgages, typically at a discount to unpaid principal balance. Signature Special Situations may also originate secured debt financings to middle market companies for a variety of situations, including supporting another transaction such as an acquisition, recapitalization or restructuring. Signature Special Situations may take positions in corporate bonds and other structured debt instruments, which may be performing, sub-performing or nonperforming, as well as other specialized financial assets. Based on its periodic analyses of individual investments and portfolios, Signature Special Situations may also opportunistically exit investment positions when the benefits of holding the assets no longer outweigh the benefits of selling them. During the second quarter of 2013, a majority of Signature Special Situations’ assets, specifically its portfolio of residential real estate loans, were sold generating cash proceeds of approximately $27.1 million and a gain of $5.0 million.

SGGH, LLC’s operations also include a discontinued operations segment, where SGGH, LLC holds and manages certain assets and liabilities related to the former businesses of Fremont and Cosmed, Inc., a small cosmetics company, for which management and the Board have formally adopted plans of disposal. These assets and liabilities are being managed to maximize cash recoveries and limit costs and exposures to the Company.

The Company’s principal executive offices are located at 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403, and our telephone number is (805) 435-1255.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and amended and restated bylaws, which we refer to as our charter and bylaws, respectively, copies of which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	66,500,000 shares of common stock, $0.001 par value per share; and

•	10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders.

Dividend Rights. Subject to any preferential rights of any then outstanding preferred stock, all shares of our common stock are entitled to share equally in any dividends our Board may declare from legally available sources.

Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of any then outstanding preferred stock, all shares of our common stock are entitled to share equally (together with holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) in the assets available for distribution to stockholders after payment or provision for payment of all of the Company’s debts and liabilities.

Other Matters. The holders of our common stock do not have preemptive rights. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock that may be issued in the future.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Dividend

The decision to pay dividends is made by our Board and is dependent on our earnings, management’s assessment of future capital needs, and other factors. We are a holding company that does not operate any business that is separate from those of SGGH, LLC and the subsidiaries of SGGH, LLC. We are therefore dependent on SGGH, LLC, which has not paid a dividend since the fourth quarter of 2006, for any funds from which to pay dividends. We do not expect to pay any cash dividends on our common stock in the foreseeable future.

Preferred Stock

Our authorized capital stock includes 10,000,000 shares of preferred stock, of which 665,000 have been designated Series A Junior Participating Preferred Stock and will be issuable pursuant to the Stockholder Rights Plan, described below. Our Board is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, redemption rights and terms, liquidation preferences, and conversion or exchange rights. Our Board could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our Board.

Certain Restrictions on Transfer of Shares

Our bylaws contain restrictions on transfer of shares that are intended to preserve certain of our tax benefits. The transfer restrictions apply until the earlier of (i) the repeal of Section 382 of the United States Internal Revenue Code of 1986, as amended (the “IRC”), or any successor statute if our Board determines that the bylaw restrictions are no longer necessary to preserve the tax benefits; (ii) the beginning of a taxable year with respect to which our Board determines that no tax benefits may be carried forward; or (iii) such other date as our Board shall fix in accordance with our bylaws.

Until the expiration of the transfer restrictions, any attempted transfer of our common stock or other equity securities shall be prohibited and void ab initio to the extent that, as a result of the transfer (or any series of transfers of which such transfer is a part), either (i) any person, entity or group would become a “4.9% Shareholder”, (ii) the percentage share ownership in the Company (as determined pursuant to IRC Section 382) of any 4.9% Shareholder would be increased, or (iii) any shareholder holding 5% or more of the total market value of our equity securities transfers, or agrees to transfer, any of our equity securities (excluding any transfers on the New York Stock Exchange).

A “4.9% shareholder” is a person, entity or group that owns, directly or indirectly, 4.9% or more of our outstanding common stock, including shares deemed constructively owned or which otherwise would be aggregated with shares owned, pursuant to IRC Section 382.

Transfers to a new or existing “public group” of the Company, as defined in Treasury Regulation Section 1.382-2T(f)(13), are not prohibited. The transfer restrictions do not apply to transfers that have been approved by our Board in accordance with the procedures set forth in our bylaws.

Registration Rights

We have outstanding 1.25 million shares of common stock and Warrants (the “Warrants”) to purchase an aggregate of 1.5 million shares of common stock, which stem from a financing of Signature Nevada in June 2010. The Warrants vested 20% on the issuance date and 20% each year thereafter on the anniversary of the issuance date.

Signature Nevada entered into a registration rights agreement with the share purchasers and Warrant holders, pursuant to which Signature Nevada agreed to use commercially reasonable efforts to register the purchased shares and the shares issuable upon exercise of the Warrants in accordance with the requirements of the Securities Act, pursuant to a resale shelf registration statement on Form S-3 or, if it is not eligible to use Form S-3, on a registration statement on Form S-1. The registration rights agreement provides that Signature Nevada is obligated to use commercially reasonable efforts to cause the registration statement to remain effective until the date on which all registrable securities have been sold, or may be sold pursuant to Rule 144 under the Securities Act without restriction or limitation. The registration rights agreement is binding upon Signature Nevada’s successors and assigns.

Stockholder Rights Plan

On October 23, 2007, Signature Nevada adopted a stockholder rights plan pursuant to a Rights Agreement, dated October 23, 2007, between Signature Nevada and Mellon Investor Services LLC, as Rights Agent. The Successor Registrant assumed the Rights Agreement in connection with the Reincorporation. The following description of the Rights Agreement is subject in its entirety to the terms and conditions of the Rights Agreement. See “Where You Can Find More Information; Incorporate by Reference – Available Information” above.

Exercisability of Rights. Pursuant to the Rights Agreement, ten whole rights attach to each share of common stock outstanding. Each right entitles the registered holder to purchase from us a unit consisting of one one-thousandth (1/1000) of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, at a purchase price of $12.00 per Unit, subject to adjustment. The rights do not become exercisable until the earlier to occur of:

•	10 business days following a public announcement that a person or group has acquired beneficial ownership of 5% or more of our outstanding common stock (any such person or group is referred to as an acquiring person), or

•	10 business days (or a later date as determined by our Board) following the commencement of a tender offer or exchange offer that would result in a person or entity becoming an acquiring person

The rights will expire on November 2, 2017, unless they are redeemed or exchanged by us before that time.

“Flip-In” Feature. When a person or group becomes an acquiring person then each registered holder of a right, except for such person or group, will be entitled to purchase, for the purchase price, shares of our common stock having a then current market value equal to two times the purchase price of the right.

“Flip-Over” Feature. Subject to specified exemptions, in the event that we are involved in a merger in which we are not the surviving corporation, or our common stock is changed or exchanged, or 50% or more of our assets, cash flow or earning power is sold or transferred, each right will entitle the holder, other than an acquiring person, to purchase, upon exercise, a number of shares of common stock of the acquiring company having a then current market value of two times the purchase price of the right.

Redemption. We may, at our option, at any time prior to the close of business on the tenth day following the day a person or group becomes an acquiring person, redeem all of the then-outstanding rights at a redemption price of $.001 per right, subject to certain adjustments.

Exchange of Rights. At any time after a person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of our outstanding common stock, our Board may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of common stock, or one-thousandth of a share of preferred stock per right (subject to adjustment).

No Rights as a Stockholder. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours and will not have the right to vote or to receive dividends by virtue of the right.

Amendment of the Rights. While the rights are redeemable, our Board may supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of rights or shares of common stock. When the rights are no longer redeemable, our Board may supplement or amend the Rights Agreement without the approval of any holders of rights certificates to cure any ambiguity, to make changes that do not adversely affect the interests of the holders of rights (other than an acquiring person), or to shorten or lengthen any time periods under the Rights Agreement.

Anti-takeover Effects. Our Rights Agreement is designed to prevent an “ownership change” within the meaning of IRC Section 382 and thereby preserve our ability to utilize certain federal tax benefits. The rights could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. The rights should not interfere with any merger or other business combination approved by our Board since we may amend the Rights Agreement to make it inapplicable to such a transaction or redeem the rights.

Anti-Takeover Effects of Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or

•	subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certain Other Anti-Takeover, Limited Liability and Indemnification Provisions

Our charter and bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or replace our management.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or one of its committees.

Removal of Directors. Our bylaws (and Delaware law) provide that a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Number of Directors and Vacancies. Our bylaws permit the number of directors to be fixed by our Board, except that the number shall be not less than five nor more than eleven. Any vacancy on our Board may be filled by vote of a majority of our directors then in office.

“Blank Check” Preferred Stock. Our charter authorizes the issuance of “blank check” preferred stock that could be issued by our Board to increase the number of outstanding shares, making a takeover more difficult and expensive.

Amendments to our Charter and Bylaws. Any amendment to our charter requires approval by our Board and a majority of the outstanding shares of our common stock. Our bylaws can be amended, rescinded or repealed by our Board, or by approval of the holders of a majority of the outstanding shares of our common stock.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders can be called only by the Chairman of our Board, the president or chief executive officer, by action of our Board, or by a stockholder or group of stockholders holding collectively 35% of the outstanding shares of our common stock.

Actions by Written Consent. Our charter prohibits stockholders from acting by written consent.

Forum Selection Provision. Our charter provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, to the fullest extent permitted by law, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, creditors or other constituents, (iii) action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or our charter or bylaws, or (iv) action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our charter.

While we believe that adoption of a Delaware forum selection provision is in the best interests of us and our stockholders, currently, several legal challenges to forum selection provisions of other companies are pending, and such cases may result in the invalidation of such provisions. Further, state or federal courts in other jurisdictions may not be willing to adhere to our forum selection provision.

Limitation of Officer and Director Liability and Indemnification Arrangements. Under Delaware law, a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under DGCL Section 174 (regarding unlawful dividends and stock purchases), or

•	any transaction from which the director derives an improper personal benefit.

Our charter eliminates the personal liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law.

Our charter provides that to the fullest extent permitted by Delaware law, we must indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to become a director or officer of us, or is or was serving or has agreed to serve at our request as a director, officer, employee or agent of another corporation or other enterprise against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person or on his or her behalf in connection with such action, suit or proceeding. We are not required to provide indemnification:

•	if the person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests;

•	with respect to any criminal action or proceeding, if the person had reasonable cause to believe his or her conduct was unlawful;

•	in connection with an action, suit or proceeding initiated by such person against us unless such action, suit or proceeding, or part thereof, was authorized or consented to by our Board; or

•	in any derivative action, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us, except to the extent the court determines, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court shall deem proper.

LEGAL MATTERS

Crowell & Moring LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Signature Group Holdings, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Signature Group Holdings, Inc. as of December 31, 2012 and 2011, and for the years then ended, have been incorporated by reference herein in reliance upon the report of Squar, Milner, Peterson, Miranda & Williamson, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our charter contains provisions that eliminate the personal liability of our directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under DGCL Section 174 (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, our charter provides that:

•	we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	we may indemnify our other employees and agents as set forth in the Delaware General Corporation Law;

•	we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in our charter are not exclusive.

Signature Nevada entered into indemnification agreements with its directors and executive officers that are similar in scope to the indemnification described above. It is expected that the Successor Registrant will assume the obligations of Signature Nevada under these agreements.

We carry liability insurance for our directors and officers.

Item 16. Exhibits

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Successor Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sherman Oaks, the City of Los Angeles, California, on the 10th day of January, 2014 .

SIGNATURE GROUP HOLDINGS, INC.

By:	/s/ Craig T. Bouchard
Craig T. Bouchard Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig T. Bouchard and Kyle Ross, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, as amended, to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of the Successor Registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Craig T. Bouchard Craig T. Bouchard	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 10, 2014

/s/ Kyle Ross Kyle Ross	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	January 10, 2014

/s/ Peter C.B. Bynoe Peter C.B. Bynoe	Director	January 10, 2014

/s/ Patrick E. Lamb Patrick E. Lamb	Director	January 10, 2014

/s/ Raj Maheshwari Raj Maheshwari	Director	January 10, 2014

/s/ Philip G. Tinkler Philip G. Tinkler	Director	January 10, 2014

EXHIBIT INDEX

Exhibit Number	Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith

1.1**	Form of Underwriting Agreement.

3.1†	Amended and Restated Certificate of Incorporation of Signature Group Holdings, Inc.	8-K	001-08007	3.1	January 2, 2014

3.2†	Amended and Restated Bylaws of Signature Group Holdings, Inc.	8-K	001-08007	3.2	January 2, 2014

4.1†	Form of Stock Certificate for Common Stock of Signature Group Holdings, Inc.	8-K	001-08007	4.1	January 2, 2014

4.2†	Rights Agreement, dated October 23, 2007 (the “Rights Agreement”), between the Company and Mellon Investor Services LLC,	8-K	001-08007	4.1	October 24, 2007

4.3†	First Amendment, dated as of July 28, 2011, to the Rights Agreement	8-K	001-08007	4.1	August 3, 2011

4.4†	Rights Agreement Amendment and Assignment, dated January 2, 2014	8-K	001-08007	4.2	January 2, 2014

4.5*	Form of Indenture	S-3	333-191020	4.4	September 5, 2013

4.6**	Form of Note

4.7**	Form of Warrant

4.8**	Form of Warrant Agreement

4.9**	Form of Subscription Rights Agreement (including form of rights certificate)

4.10**	Form of Unit Agreement

5.1	Opinion of Crowell & Moring LLP					X

23.1	Consent of Crowell & Moring LLP (included in Exhibit 5.1)					X

23.2	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, independent registered public accounting firm.					X

24.1	Powers of Attorney (incorporated by reference to the signature page hereto).					X

25.1**	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the trustee under the indenture filed as Exhibit 4.5 above.

*	Previously filed.
**	To be filed by amendment or incorporated by reference in connection with the offering of the securities.
†	Incorporated by reference to the SEC filing indicated.